Exhibit 15.1

中国北京市建国门外大街甲12号新华保险大厦6层100022

6/F, NCI Tower, A12 Jianguomenwai Avenue, Beijing 100022, China

电话 Tel: +86 10 6569 3399 传真 Fax: +86 10 6569 3838

电邮 Email: beijing@tongshang.com 网址 Web: www.tongshang.com

April 30, 2021

111, Inc.

3-4/F, No. 295 ZuChongZhi Road,

Pudong New Area

Shanghai, 201203

The People’s Republic of China

Dear Sirs,

We consent to the reference to our firm under the headings “Item 3. Key Information — D. Risk Factors,” and “Item 4. Information on the Company — C. Organizational Structure,” in 111, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2020, which will be filed with the Securities and Exchange Commission in the month of April 2020, and further consent to the incorporation by reference of the summaries of our opinions under these captions into 111, Inc.’s Registration Statements on Form S-8 (No. 333-229313) that were filed on January 22, 2019.

Yours faithfully,

/s/	Commerce & Finance Law Offices
Commerce & Finance Law Offices